Exhibit 2.1

VIE CONTROL ACQUISITION AND SHARE ISSUANCE AGREEMENT

by and among

JIN MEDICAL INTERNATIONAL LTD.

ERHUA MEDICAL TECHNOLOGY (CHANGZHOU) CO., LTD.

BEIJING TONGSHENG TECHNOLOGY CO., LTD.

CHANG GIL LEE

and

SHARE RECIPIENTS SIGNATORY HERETO SOLELY FOR THE LIMITED
PURPOSES SET FORTH HEREIN

Dated as of June 29, 2026

i

VIE CONTROL ACQUISITION AND SHARE ISSUANCE AGREEMENT

This VIE Control Acquisition and Share Issuance Agreement (this “Agreement”) is entered into as of June 29, 2026, by and among: (i) JIN MEDICAL INTERNATIONAL LTD., a Cayman Islands exempted company limited by shares (the “Company” or “ZJYL”); (ii) Erhua Medical Technology (Changzhou) Co., Ltd. (尔华医疗科技（常州）有限公司), a wholly foreign-owned enterprise organized under the laws of the PRC and an indirect wholly owned subsidiary of the Company (“WFOE”); (iii) Beijing Tongsheng Technology Co., Ltd. (北京橦笙科技有限公司), a limited liability company organized under the laws of the PRC (the “Target”); (iv) CHANG GIL LEE, an individual and the registered holder of 100% of the equity interests of the Target (the “Seller”), and (v) each Person designated by the Seller and identified on Schedule I as a proposed recipient of Consideration Shares, as Schedule I may be completed, updated or finalized in accordance with Section 3.2, solely for the limited purposes set forth on such Person’s signature page hereto (each, a “Share Recipient,” and collectively, the “Share Recipients”). Each of the foregoing is referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company is a foreign private issuer whose Class A Ordinary Shares are listed on The Nasdaq Stock Market under the trading symbol “ZJYL”;

WHEREAS, WFOE is an indirect wholly owned PRC subsidiary of the Company and currently participates in the Company’s PRC VIE structure;

WHEREAS, the Seller owns 100% of the equity interests of the Target, and the Parties desire that the Company acquire contractual control of the Target and the right to receive substantially all of the economic benefits of the Target through the VIE Agreements;

WHEREAS, the Parties acknowledge that, as of the Closing, neither the Company nor WFOE is expected to acquire legal title to the Target Equity (as defined below); instead, WFOE will obtain contractual control, economic benefit rights, pledge rights, voting proxy rights and exclusive option rights pursuant to the VIE Agreements (as defined below);

WHEREAS, as consideration for the Seller and Target entering into the VIE Agreements and consummating the transactions contemplated hereby, the Company will issue Class A Ordinary Shares to the Seller and/or the Share Recipients, subject to the terms and conditions of this Agreement; and

WHEREAS, the Parties desire to set forth their respective rights, obligations, representations, warranties, covenants and closing conditions in connection with the foregoing transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I. DEFINITIONS AND INTERPRETATION

1.1. Definitions

“Acquisition” means the acquisition by the Company and WFOE of contractual control over, and substantially all economic benefits of, the Target through the execution, delivery and effectiveness of the VIE Agreements, together with the issuance of the Consideration Shares and the other transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks are authorized or required to close in New York, the Cayman Islands, Hong Kong or the PRC.

“Class A Ordinary Shares” means class A ordinary shares of a par value of US$0.001 each of the Company.

“Class B Ordinary Shares” means class B ordinary shares of a par value of US$0.001 each of the Company.

“Closing” means the consummation of the transactions contemplated by this Agreement pursuant to Article IV.

“Closing Date” means the date on which the Closing occurs.

“Company General Meeting” means the extraordinary general meeting of the shareholders of the Company called to approve, among other things, the Acquisition, the issuance of the Consideration Shares, the increase of authorized share capital, the increase in the voting power of Class B Ordinary Shares, the adoption of the third amended and restated memorandum and articles of association, and other related matters.

“Consideration Shares” means the Class A Ordinary Shares issuable by the Company pursuant to Section 3.1.

“Contract” means any legally binding contract, agreement, instrument, lease, license, commitment, purchase order, sales order, arrangement, undertaking or obligation, whether written or oral.

“Encumbrance” means any mortgage, pledge, lien, charge, security interest, claim, option, right of first refusal, right of first offer, preemptive right, restriction on transfer, proxy, voting agreement, adverse claim, encumbrance or other third-party right.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Governmental Authority” means any national, provincial, municipal, local or foreign government, court, arbitrator, regulatory authority, administrative agency, stock exchange, self-regulatory organization or other governmental or quasi-governmental authority.

“Knowledge” means the actual knowledge of a Person after reasonable inquiry of the officers, managers, accountants, counsel and other responsible personnel of such Person.

“Law” means any applicable statute, law, regulation, rule, order, ordinance, judgment, decree, directive, policy, permit, approval or other requirement of any Governmental Authority.

“Material Adverse Effect” means any event, change, effect, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, liabilities, condition, results of operations or prospects of the Target, taken as a whole, (b) the validity or enforceability of the VIE Agreements, (c) the ability of the Seller or the Target to consummate the transactions contemplated by this Agreement, or (d) the ability of WFOE to exercise contractual control over, and receive substantially all economic benefits from, the Target after Closing; provided that general economic, regulatory, industry or market conditions shall not constitute a Material Adverse Effect except to the extent disproportionately affecting the Target.

“Nasdaq” means The Nasdaq Stock Market LLC.

“PRC” means the People’s Republic of China, excluding Hong Kong, Macau and Taiwan for purposes of this Agreement.

“PRC Counsel” means PRC legal counsel to the Company and WFOE.

“Registration Statement” means a resale registration statement on Form F-3 or, if Form F-3 is not available, another appropriate form, covering the resale of the Registrable Shares.

“Registrable Shares” means the Consideration Shares issued to the Seller and the Share Recipients, until such shares have been sold pursuant to an effective registration statement or Rule 144 or are otherwise freely tradable without restriction.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Target Equity” means 100% of the registered capital and equity interests of the Target held by the Seller.

“Transaction Documents” means this Agreement, the VIE Agreements, any shareholder approval documents, transfer agent instruction letter, closing certificates, lock-up or investor representation certificates, registration rights documentation, and all other instruments executed in connection with the transactions contemplated hereby.

“VIE Agreements” means the suite of contractual arrangements to be entered into by WFOE, the Target, the Seller and, where applicable, other relevant parties, including an exclusive consulting and management services agreement, equity pledge agreement, exclusive option agreement, irrevocable power of attorney or proxy agreement, and any spousal consent, undertaking, registration document, confirmation or ancillary instrument required to establish and perfect WFOE’s contractual control over the Target and economic benefit rights.

1.2. Interpretation

Headings are for convenience only and do not affect interpretation. References to Articles, Sections, Exhibits and Schedules are to those of this Agreement unless otherwise stated. Unless the context requires otherwise, words importing the singular include the plural and vice versa; references to a Person include its successors and permitted assigns; “including” means “including without limitation”; and “or” is not exclusive. All references to dollars or “US$” are to United States dollars. All references to RMB are to Renminbi, the lawful currency of the PRC.

ARTICLE II. TRANSACTION STRUCTURE

2.1. VIE Control Acquisition

Subject to the terms and conditions of this Agreement, at the Closing, WFOE, the Target, the Seller and each other applicable party shall execute and deliver the VIE Agreements substantially in the forms attached hereto as Exhibits A-1 through A-5 From and after the Closing, each applicable party shall perform its obligations under the VIE Agreements in accordance with their terms.

ARTICLE III. CONSIDERATION SHARES; SHARE RECIPIENTS

3.1. Consideration

At the Closing, subject to the terms and conditions of this Agreement, the Company shall issue to the Seller such number of Class A Ordinary Shares (the “Consideration Shares”) as is equal to the quotient obtained by dividing (i) US$105,329,974 by (ii) the issue price per Consideration Share, rounded to the nearest whole share. The issue price per Consideration Share shall be equal to the lowest VWAP of the Class A Ordinary Shares during the ninety (90) consecutive trading days ending on the trading day immediately preceding the date of execution of this Agreement; provided, however, that in no event shall the issue price per Consideration Share be less than the par value of such Consideration Share. “VWAP” means, for any trading day, the volume-weighted average price per Class A Ordinary Share on The Nasdaq Capital Market, as reported by Bloomberg L.P. through its “Volume at Price” function, or, if Bloomberg L.P. is unavailable, by another nationally recognized financial data reporting service reasonably selected by the Company, calculated during regular trading hours and excluding pre-market, after-hours, block, negotiated or other off-market transactions.

3.2. Issuance to Seller and Share Recipients

Subject to the terms and conditions of this Agreement, at the Closing the Company shall issue the Consideration Shares to the Seller and/or the other Persons designated by the Seller and accepted by the Company as eligible recipients based on investor questionnaires (each, an “Investor Questionnaire”) delivered to the Company before the execution of this Agreement, in each case as set forth on Schedule I, as such Schedule I may be completed, updated or finalized in accordance with this Section 3.2. The Parties acknowledge that, as of the date of this Agreement, the allocation of Consideration Shares among the Seller and the Share Recipients may not have been finally determined. Accordingly, Schedule I may identify the proposed recipients of Consideration Shares without specifying the final number of Consideration Shares to be issued to each such recipient. Before the Closing, the Seller shall deliver to the Company an updated Schedule I setting forth the final allocation of Consideration Shares among the Seller and the Share Recipients, subject to the Company’s prior written approval. No Person shall be entitled to receive any Consideration Shares unless such Person is listed on the final Schedule I approved by the Company and has delivered to the Company an Investor Questionnaire and any updates, confirmations, tax forms, identification documents, transfer agent documents and other documents or information required by the Company, its transfer agent, Nasdaq, applicable Law or the Company’s policies, in each case in form and substance reasonably satisfactory to the Company. For the avoidance of doubt, any Consideration Shares issued to any Share Recipient other than the Seller shall be deemed to have been issued at the direction of the Seller and in satisfaction of the Company’s obligation to issue such Consideration Shares as consideration for the Seller’s and the Target’s entry into, delivery and performance of the VIE Agreements and the Transactions, and no such issuance shall create any separate obligation of the Company to such

Share Recipient except as expressly set forth in this Agreement. The Seller represents, warrants and agrees that each Share Recipient has been designated by the Seller to receive the number of Consideration Shares set forth opposite such Share Recipient’s name on the final Schedule I, and that the issuance of such Consideration Shares to such Share Recipient shall constitute valid discharge of the Company’s obligation to issue such Consideration Shares to the Seller as consideration under this Agreement.

3.3. Nature of Consideration

The Consideration Shares are issued in consideration of the Seller’s and the Target’s entry into, delivery and performance of the VIE Agreements, the Seller’s undertakings with respect to the Target Equity, the grant to WFOE of contractual control, economic benefit rights, pledge rights, voting proxy rights and exclusive option rights with respect to the Target, and the covenants and obligations of the Seller and the Target under this Agreement and the other Transaction Documents. The Parties acknowledge that the Tax treatment of the Transactions, including the issuance and receipt of the Consideration Shares, depends on applicable Law and the particular facts and circumstances of each Party and each Share Recipient. The Company makes no representation, warranty or guarantee to the Seller, the Target or any Share Recipient regarding the Tax treatment of the Transactions or any Tax consequences arising from or relating to this Agreement, the VIE Agreements, the Transactions or the receipt, ownership or disposition of any Consideration Shares. Each Party and each Share Recipient shall be solely responsible for its own Taxes arising from or relating to the foregoing and is encouraged to consult its own Tax advisors regarding the Tax consequences of the Transactions.

3.4. No Control or Management Rights

Neither the Seller nor any Share Recipient shall receive, by virtue of the Acquisition, the issuance of the Consideration Shares or any other Transaction Document, any Class B ordinary shares, super-voting securities, enhanced voting rights or other equity or governance rights of the Company, except for the Class A Ordinary Shares expressly issued as Consideration Shares pursuant to this Agreement. Except for rights and obligations expressly provided under the VIE Agreements, neither the Seller nor any Share Recipient shall retain or receive any right to participate in the operation, management, control or decision-making of the Target.

3.5. No Director, Officer or Appointment Rights

Neither the Seller nor any Share Recipient shall, as a result of or in connection with the Acquisition, the issuance of the Consideration Shares or any other Transaction Document, be appointed to, hold or be entitled to hold any position as a director, supervisor, officer, legal representative, manager, employee or consultant of the Company, WFOE, the Target or any of their respective Affiliates, or have any right to nominate, designate, appoint, remove or approve any director, supervisor, officer, legal representative, manager, employee or consultant of any such Person. The foregoing shall not prevent WFOE from directing any action expressly contemplated by the VIE Agreements, and shall not apply to any temporary ministerial registration or filing role that WFOE expressly approves in writing solely for purposes of implementing or maintaining the VIE Agreements under applicable Law.

3.6. Legends; Restrictions

(a)     The Consideration Shares shall be issued pursuant to one or more exemptions from registration under the Securities Act and applicable state securities Laws, including Regulation S under the Securities Act, including Rule 903 thereunder, Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act, or such other exemption or exemptions as the Company may determine to be available based on the facts and circumstances applicable to the Seller and each Person designated by the Seller to receive Consideration Shares. The Seller and each such designated recipient shall satisfy all eligibility, investor qualification, residency, offshore transaction, non-U.S. person, accredited investor, sophistication, investment intent, transfer restriction, beneficial ownership, sanctions, anti-money laundering and other requirements applicable to the exemption or exemptions relied upon by the Company and shall provide all investor questionnaires, representations, certifications, tax forms, identification documents and other information reasonably requested by the Company, its counsel or its transfer agent to confirm the availability of such exemption or exemptions.

(b)    The Consideration Shares shall be “restricted securities” within the meaning of Rule 144 under the Securities Act unless and until registered for resale or otherwise transferable without restriction under applicable securities Laws. The Company may instruct its transfer agent to place customary restrictive legends or book-entry notations on the Consideration Shares and may remove such legends or notations only in accordance with applicable securities Laws, the Company’s transfer agent procedures and any applicable legal opinion requirements. The Company shall have no obligation to issue any Consideration Shares to any Person unless the Company is satisfied that the issuance to such Person may be made in compliance with the Securities Act, applicable state securities Laws, Nasdaq rules and other applicable Law.

3.7. Withholding

The Company and WFOE may deduct and withhold from any consideration otherwise payable under this Agreement such amounts as are required to be deducted or withheld under applicable Tax Law. To the extent amounts are so deducted or withheld and paid to the relevant Governmental Authority, such amounts shall be treated for all purposes as having been paid to the Person in respect of whom such deduction or withholding was made.

ARTICLE IV. CLOSING

4.1. Closing

The Closing shall take place remotely by exchange of executed documents and electronic signatures on the third Business Day after the satisfaction or waiver of the conditions set forth in Article X, or at such other time, date or place as the Parties may agree in writing. The Closing may be deemed effective as of 12:01 a.m. Beijing time on the Closing Date for accounting and operational purposes, unless otherwise agreed.

4.2. Seller and Target Closing Deliverables

(a)     Executed counterparts of this Agreement and each VIE Agreement to which the Seller or the Target is a party, substantially in the forms attached hereto as Exhibits A-1 through A-5 and otherwise in form and substance reasonably satisfactory to the Company, WFOE and PRC Counsel.

(b)    A certificate of an authorized officer or legal representative of the Target, dated as of the Closing Date, certifying that the representations and warranties of the Target set forth in this Agreement are true and correct in all material respects as of the Closing Date, that the Target has performed in all material respects all covenants required to be performed by it at or before Closing, that no Material Adverse Effect has occurred with respect to the Target, and that the applicable conditions to Closing have been satisfied.

(c)     A secretary’s certificate or equivalent corporate certificate of the Target, dated as of the Closing Date, certifying true, complete and correct copies of the Target’s business license, articles of association, shareholder register, capital contribution records, board, shareholder and other internal approvals required to approve this Agreement, the VIE Agreements and the transactions contemplated hereby and thereby, and the incumbency and specimen signatures of the officers, legal representative or other authorized signatories executing the Transaction Documents on behalf of the Target.

(d)    A closing certificate of the Seller, dated as of the Closing Date, certifying that the representations and warranties of the Seller set forth in this Agreement are true and correct in all material respects as of the Closing Date, that the Seller has performed in all material respects all covenants required to be performed by him at or before Closing, that the Seller owns 100% of the Target Equity free and clear of Encumbrances other than those created by the Transaction Documents, and that the Seller has full legal capacity and authority to execute and perform the Transaction Documents to which he is a party.

(e)     The Company shall have received from the Seller and each Share Recipient any updates or confirmations to such Person’s previously delivered Investor Questionnaire, together with all tax forms, identification documents, transfer agent documents and other information required by the Company, its transfer agent, Nasdaq, applicable Law or the Company’s policies, in each case in form and substance reasonably satisfactory to the Company.

(f)     Such other certificates, instruments, registration materials or closing deliverables as are expressly required to be delivered by the Seller or the Target at Closing under the VIE Agreements or the other Transaction Documents.

4.3. Company and WFOE Closing Deliverables

(a)     Executed counterparts of this Agreement and each Transaction Document to which the Company or WFOE is a party.

(b)    A certificate of an officer of the Company, dated as of the Closing Date, certifying that the representations and warranties of the Company and WFOE set forth in this Agreement are true and correct in all material respects as of the Closing Date, that the Company and WFOE have performed in all material respects all covenants required to be performed by them at or before Closing, and that the applicable conditions to Closing have been satisfied.

(c)     A secretary’s certificate of the Company, dated as of the Closing Date, certifying true, complete and correct copies of the Company’s memorandum and articles of association, the Board approvals and the shareholder approvals required for the Acquisition and the transactions contemplated hereby, including approval of the items set forth in Schedule II attached hereto, as such matters may be modified by the Company, provided that the Transactions and the related matters necessary or appropriate to enable the Transactions to be consummated under the Company’s memorandum and articles of association shall have been approved by the required shareholders, and the incumbency and specimen signatures of the officers or other authorized signatories executing the Transaction Documents on behalf of the Company.

(d)    A secretary’s certificate or equivalent corporate certificate of WFOE, dated as of the Closing Date, certifying true, complete and correct copies of WFOE’s business license, articles of association, board, shareholder and other internal approvals required to approve this Agreement, the VIE Agreements and the transactions contemplated hereby and thereby, legal representative authority, company chop authorization, and the incumbency and specimen signatures of the officers, legal representative or other authorized signatories executing the Transaction Documents on behalf of WFOE.

(e)     Written instructions to the Company’s transfer agent to issue the Consideration Shares in book-entry form to the Seller and the Share Recipients listed on Schedule I, subject to receipt of all required transfer agent documentation.

(f)     Evidence of submission of the Nasdaq Listing of Additional Shares notification at least fifteen (15) calendar days prior to the issuance of the Consideration Shares, unless otherwise permitted by Nasdaq.

4.4. Simultaneous Closing

All actions to be taken and documents to be delivered at the Closing shall be deemed to occur simultaneously, and no action shall be deemed completed until all Closing actions have been completed or waived by the Party entitled to the benefit thereof.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE TARGET

The Seller and the Target, jointly and severally, represent and warrant to the Company and WFOE as follows. Each representation and warranty is made as of the date of this Agreement and as of the Closing Date, unless expressly made as of a specified date. The Parties acknowledge that the Target is a non-operating asset holding company and that certain representations and warranties contained in this Article V shall be interpreted in light of the nature of the Target’s activities and assets.

5.1 Organization; Good Standing

The Target is a limited liability company duly organized, validly existing and in good standing under the laws of the PRC. The Target has all corporate power and authority necessary to own, lease and operate its properties and assets and to carry on its activities as presently conducted. The Target has delivered to the Company true, complete and correct copies of its business license, articles of association, shareholder register, capital contribution records and other organizational documents.

5.2 Authority; Binding Effect

The Target has full corporate power and authority to execute and deliver each Transaction Document to which it is a party and to perform its obligations thereunder. The Seller has full legal capacity and authority to execute and deliver each Transaction Document to which he is a party and to perform his obligations thereunder. Each Transaction Document executed by the Seller or the Target constitutes, or upon execution will constitute, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors’ rights and to general principles of equity.

5.3 Ownership of Target Equity

The Seller is the sole legal and beneficial owner of 100% of the Target Equity. The Target Equity has been duly authorized, validly issued and fully paid in accordance with PRC Law and the Target’s articles of association. There is no unpaid capital contribution, capital deficiency, capital verification issue, pending capital reduction or obligation to contribute additional registered capital.

5.4 No Encumbrances

The Target Equity is free and clear of all Encumbrances, other than Encumbrances arising under the Transaction Documents. There are no outstanding options, warrants, equity purchase rights, convertible instruments, shareholder agreements, voting agreements, proxies, profit-sharing arrangements, phantom equity arrangements or other rights that would entitle any Person to acquire or control any equity interest, voting right, dividend right, economic interest or similar interest in the Target.

5.5 No Conflicts

The execution, delivery and performance of the Transaction Documents by the Seller and the Target do not and will not conflict with or violate the Target’s articles of association, any applicable Law, any order or judgment binding on the Seller or the Target, or any Contract to which the Seller or the Target is a party or by which any of their assets are bound, except for filings, registrations and approvals expressly contemplated by this Agreement.

5.6 Consents and Approvals

No consent, approval, waiver, authorization, registration, filing or notice with or to any Governmental Authority or third party is required for the Seller or the Target to execute, deliver or perform the Transaction Documents, other than customary registrations for the equity pledge, corporate record updates, bank mandate changes, foreign exchange, Tax, market supervision or other filings identified by PRC Counsel.

5.7 Financial Statements; Books and Records

The financial statements and management accounts delivered to the Company fairly present in all material respects the financial condition, results of operations and cash flows of the Target for the periods indicated, were prepared from the books and records of the Target, and are consistent with PRC accounting requirements applied on a consistent basis, subject to normal year-end adjustments and the absence of footnotes for unaudited statements. The books and records of the Target are complete and accurate in all material respects and reflect all material transactions of the Target.

5.8 Dormant Status

The Target has not conducted any material active business operations since its incorporation other than holding, maintaining and managing its assets and activities incidental thereto.

The Target: (a) is not engaged in active commercial operations; (b) has no material customer or supplier relationships; (c) has no material operating revenues; (d) is not party to any material Contracts other than Contracts relating to ownership, maintenance, preservation or operation of its assets; and (e) has no material liabilities except liabilities relating to its assets, corporate maintenance and ordinary administrative matters.

5.9 No Undisclosed Liabilities

The Target has no liabilities or obligations of any nature, whether accrued, absolute, contingent, matured, unmatured, known, unknown, asserted or unasserted, except liabilities reflected in the financial statements delivered to the Company, liabilities incurred in the ordinary course of business after the most recent balance sheet date, liabilities under Contracts disclosed to the Company, and liabilities incurred under the Transaction Documents.

5.10 Absence of Certain Changes

Since the inception of the Target, there has not occurred:

(a)     any Material Adverse Effect;

(b)    any material loss, damage or impairment of the Target Assets;

(c)     any creation of a material Encumbrance on the Target Assets;

(d)    any transfer, disposition or abandonment of any material Target Asset; or

(e)     any commitment to undertake any of the foregoing.

5.11 Assets; Title; Sufficiency

The Target has good and marketable title to, or valid leasehold interests or contractual rights to use, all assets owned or used by it, free and clear of all Encumbrances other than Permitted Encumbrances. Such assets constitute all material assets owned or used by the Target.

5.12 Target Assets and Project Rights

The Target owns or possesses valid rights to use the Target Project and all related assets, rights, permits, approvals, licenses, contracts and interests disclosed to the Company during due diligence. All information, records, reports, photographs, videos, asset descriptions and other materials provided by the Seller or the Target relating to the Target Assets were prepared in good faith and are true, complete and correct in all material respects and are not misleading in any material respect.

5.13 Appraisal and Project Materials

(a)     All appraisal reports, pre-appraisal reports, engagement contracts, undertaking letters, information sheets, asset lists, land or forestland certificates, planting records, photographs, videos and other project materials furnished by the Seller or the Target to the Company, WFOE, their respective advisers, any appraisal firm or any other transaction participant were furnished with the authorization of the Seller and the Target.

(b)    All information, documents, materials, certificates, statements, data, records, reports, schedules, responses to diligence requests and other information, whether written or oral, furnished or made available by or on behalf of the Seller, the Target or any of their respective representatives to the Company, WFOE or any of their respective representatives, advisers, auditors, valuation firms, transfer agent, Nasdaq advisers or other transaction participants in connection with the negotiation, evaluation, documentation or consummation of the Transactions are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make such information, in light of the circumstances under which it was provided, not misleading.

(c)     Without limiting the foregoing, all information provided by or on behalf of the Seller or the Target relating to the Target Equity, the Target’s business, assets, liabilities, contracts, permits, Taxes, financial condition, related-party transactions, employees, land or forestland rights, forestry assets, in-forest ginseng assets, planting area, planting quantity, survival density, species composition, planting age, project boundaries, cultivation status, biological status, photographs, videos, appraisal materials, pre-appraisal reports and other Target Project data is true, complete and correct in all material respects and not misleading in any material respect.

(d)    The Seller and the Target have not withheld from the Company or WFOE any material fact, document or information relating to the Target, the Target Equity, the Target Project, the VIE Agreements or the Transactions, including any material fact relating to the ownership, use, condition, survival rate, biological status, disease, pest risk, environmental condition, cultivation status, marketability, transferability or valuation of the Target Project, that would reasonably be expected to be material to the Company’s evaluation of, or decision to enter into, this Agreement or consummate the Transactions.

(e)     For the avoidance of doubt, the Seller and the Target do not guarantee any appraised value or future realized sale price of the Target Project or any assets of the Target; provided, however, that the Seller and the Target are responsible for the truthfulness, completeness and accuracy in all material respects of all factual information supplied or made available by or on behalf of the Seller or the Target.

5.14 Compliance with Laws; Permits

The Target is and has been in material compliance with all applicable Laws, including Laws relating to corporate registration, forestry, agriculture, land and forestland use, environmental protection, work safety, product quality, Tax, labor, data privacy and contractual performance. The Target holds all licenses, permits, approvals, filings, registrations and qualifications required to conduct its business and the Target Project as currently conducted. All such permits are valid and in full force and effect, and no suspension, revocation, cancellation, non-renewal, rectification order or adverse modification is pending or, to the Knowledge of the Seller and the Target, threatened.

5.15 Regulatory Matters

The Target has not received any notice from any Governmental Authority alleging any material violation of Law or requiring any investigation, rectification, penalty, business suspension or corrective action that remains unresolved.

5.16 Customers and Suppliers

The Parties acknowledge that the Target does not maintain material customer or supplier relationships in the ordinary course of business.

5.17 Taxes

The Target has timely filed all material Tax returns required to be filed and has timely paid all material Taxes required to be paid. There are no ongoing or threatened material Tax audits, disputes, assessments or claims against the Target.

5.18 Environmental, Health and Safety

The Target is in material compliance with applicable environmental, forestry, agricultural, health and safety Laws applicable to the ownership, maintenance and operation of the Target Assets.

5.19 Litigation

There is no action, arbitration, litigation, claim, administrative proceeding, investigation or inquiry pending or, to the Knowledge of the Seller and the Target, threatened against the Seller, the Target or any of the Target’s assets that would reasonably be expected to be material to the Target or impair the Transactions.

5.20 Related-Party Transactions

Except for arrangements disclosed to the Company during due diligence, there are no outstanding related-party transactions involving the Target that would reasonably be expected to result in a material liability of the Target.

5.21 Investment Representations

Each of the Seller and each Share Recipient has completed and delivered to the Company an Investor Questionnaire in connection with the proposed issuance of Consideration Shares to such Person. Each of the Seller and each Share Recipient acknowledges that the Company is relying on the truth, accuracy and completeness of each Investor Questionnaire, including the investment intent, investor eligibility, Regulation D/Section 4(a)(2), Regulation S, transfer restriction, beneficial ownership, sanctions, anti-money laundering, tax and other representations, certifications and information contained therein, in determining such Person’s eligibility to receive Consideration Shares and the availability of an exemption from registration under the Securities Act. Each Investor Questionnaire is incorporated into, and forms part of, this Agreement solely with respect to the Seller or Share Recipient delivering such Investor Questionnaire.

5.22 Information Supplied

No information supplied by the Seller, the Target or any Share Recipient for inclusion in the Company’s shareholder materials, Nasdaq materials, SEC filings or registration statement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make such information not misleading.

5.23 Non-Affiliation; Independent Investment Decision

(a)     Each of the Seller and each Share Recipient represents and warrants, severally and not jointly, solely as to itself, that such Person is not an Affiliate of the Seller or any other Share Recipient, except as expressly disclosed in writing to the Company before the execution of this Agreement. For purposes of this Section 5.23, “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(b)    Each of the Seller and each Share Recipient further represents and warrants, severally and not jointly, solely as to itself, that such Person has made its own independent decision to enter into the Transactions and, if applicable, to receive Consideration Shares, based on such Person’s own review, investigation, judgment and consultation with its own legal, tax, financial and other advisers as such Person has deemed necessary or appropriate. No Seller or Share Recipient has relied on any other Seller or Share Recipient, or any Affiliate, representative, adviser or agent of any other Seller or Share Recipient, in making such investment decision or in determining whether to receive, hold, vote, transfer, dispose of or resell any Consideration Shares.

(c)     Each of the Seller and each Share Recipient further represents and warrants, severally and not jointly, solely as to itself, that such Person has no agreement, arrangement or understanding, whether written or oral, with the Seller or any other Share Recipient to act together, as a group or in concert with respect to the ownership, voting, transfer, disposition or resale of any Consideration Shares, except as expressly set forth in this Agreement, such Person’s Investor Questionnaire or as otherwise disclosed in writing to the Company before the execution of this Agreement.

5.24 Independent Review; No Reliance

Each of the Seller and the Target represents and warrants to the Company and WFOE that it has conducted its own independent review, investigation and due diligence with respect to the Company, WFOE, the Transaction Documents and the Transactions, to the extent it has deemed necessary or appropriate. Each of the Seller and the Target further represents and warrants that it has been represented by, or has had the opportunity to consult with, independent legal, tax, accounting, financial and other advisors of its own choosing in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions. Each of the Seller and the Target understands the nature, terms and consequences of this Agreement, the other Transaction Documents and the Transactions and is entering into this Agreement and the other Transaction Documents based on its own independent judgment and the advice of its own advisors. Neither the Seller nor the Target is relying on the Company, WFOE or any counsel, advisor or representative of the Company or WFOE for legal, tax, accounting, financial, regulatory or other advice in deciding to enter into this Agreement, the other Transaction Documents or the Transactions, except for the representations and warranties expressly set forth in this Agreement and the other Transaction Documents.

5.25 No Brokers

No broker, finder, financial advisor, investment banker or other Person is entitled to any fee, commission or other compensation in connection with this Agreement or the transactions contemplated hereby based upon any arrangement made by or on behalf of the Seller, the Target Company or any of their respective Affiliates. The Seller shall be solely responsible for any such fee, commission or compensation.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND WFOE

The Company and WFOE represent and warrant to the Seller and the Target as follows. Each representation and warranty is made as of the date of this Agreement and as of the Closing Date, unless expressly made as of a specified date.

6.1 Organization; Standing

The Company is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. WFOE is a limited liability company duly organized, validly existing and in good standing under the laws of the PRC. Each has all requisite corporate power and authority to own and operate its properties and conduct its business as currently conducted.

6.2 Authority; Binding Effect

Each of the Company and WFOE has full corporate power and authority to execute and deliver each Transaction Document to which it is a party and to perform its obligations thereunder, subject to receipt of the Company shareholder approvals and Nasdaq-related requirements contemplated hereby. Upon execution, each such Transaction Document will constitute a legal, valid and binding obligation of the Company or WFOE, enforceable in accordance with its terms.

6.3 Capitalization

The Company’s authorized share capital and issued and outstanding shares are as disclosed in the Company’s SEC filings or as otherwise updated in the Company Disclosure Schedule. The Consideration Shares, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights under the Company’s memorandum and articles of association, except for restrictions arising under securities Laws and the Transaction Documents.

6.4 SEC Reports

During the twelve (12) months prior to the date of this Agreement, the Company has filed or furnished all material reports, forms and documents required to be filed or furnished by it under the Securities Act and the Exchange Act. As of their respective filing or furnishing dates, the Company’s SEC reports filed or furnished during such twelve (12)-month period complied in all material respects with the requirements applicable to such reports and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, subject to subsequent amendments and corrections.

6.5 Nasdaq Listing

The Class A Ordinary Shares are listed on Nasdaq. To the Knowledge of the Company, as of the date of this Agreement, the Company has not received any unresolved notice from Nasdaq that would prohibit the issuance of the Consideration Shares, subject to shareholder approval, Nasdaq notification and other requirements contemplated by this Agreement.

6.6 No Conflicts

The execution, delivery and performance of the Transaction Documents by the Company and WFOE do not and will not conflict with or violate their organizational documents, applicable Law, any order binding upon them, or any material Contract to which they are a party, except for approvals, filings and notifications contemplated by this Agreement.

6.7 Consents

No consent, approval, authorization, filing or notice is required for the Company or WFOE to execute, deliver or perform the Transaction Documents, other than board and/or shareholder approvals, consents or authorizations required under the Company’s memorandum and articles of association, applicable Law or Nasdaq rules, Nasdaq notifications, SEC filings, transfer agent processing, filings relating to amendments to the memorandum and articles of association of the Company, PRC filings relating to the VIE Agreements and any approvals, consents, authorizations, filings or notices identified by counsel or otherwise required to consummate the Transactions.

6.8 Independent Review; No Reliance

Each of the Company and WFOE represents and warrants to the Seller and the Target that it has conducted its own independent review, investigation and due diligence with respect to the Seller, the Target, the Transaction Documents and the Transactions, to the extent it has deemed necessary or appropriate. Each of the Company and WFOE further represents and warrants that it has been represented by, or has had the opportunity to consult with, independent legal, tax, accounting, financial and other advisors of its own choosing in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions. Each of the Company and WFOE understands the nature, terms and consequences of this Agreement, the other Transaction Documents and the Transactions and is entering into this Agreement and the other Transaction Documents based on its own independent judgment and the advice of its own advisors. Neither the Company nor WFOE is relying on the Seller, the Target or any counsel, advisor or representative of the Seller or the Target for legal, tax, accounting, financial, regulatory or other advice in deciding to enter into this Agreement, the other Transaction Documents or the Transactions, except for the representations and warranties expressly set forth in this Agreement and the other Transaction Documents.

6.9 No Other Representations

Except for the representations and warranties expressly set forth in this Article VI, none of the Company, WFOE or their Affiliates makes any other express or implied representation or warranty, and the Seller and Target acknowledge that they are not relying on any representation or warranty not expressly set forth herein.

6.10 No Brokers.

Except for Goldeenridge Ventures Ltd. pursuant to the Financial Advisory Agreement, no broker, finder, financial advisor, investment banker or other Person is entitled to any fee, commission or other compensation in connection with this Agreement or the transactions contemplated hereby based upon any arrangement made by or on behalf of the Company. Any compensation payable to Goldeenridge Ventures Ltd. or its designee(s) pursuant to the Financial Advisory Agreement, including any issuance of Class A Ordinary Shares thereunder, shall be the sole responsibility of the Company.

ARTICLE VII. COVENANTS PENDING CLOSING

7.1. Conduct of Target Business

From the date hereof until the Closing or earlier termination of this Agreement, the Seller shall cause the Target to conduct its business in the ordinary course consistent with past practice, preserve its assets and relationships, maintain all permits, comply with applicable Law, and consult with WFOE regarding material operational matters. Without the prior written consent of WFOE, the Target shall not: amend its articles, issue equity, incur material debt, create Encumbrances, dispose of material assets, enter into or terminate material Contracts, hire or terminate key employees outside the ordinary course, change accounting practices, settle material claims, make distributions, engage in related-party transactions, or take any action that would reasonably be expected to impair the VIE Agreements or the Closing.

7.2. Access and Diligence

The Seller and Target shall provide the Company, WFOE and their representatives reasonable access to the Target’s books, records, facilities, personnel, advisors, contracts, licenses, bank information, Tax filings, corporate records and other information reasonably requested for legal, financial, accounting, tax, business and regulatory diligence, subject to confidentiality obligations.

7.3. Preparation of VIE Agreements

The Parties shall cooperate in good faith to finalize the VIE Agreements in form and substance satisfactory to the Company, WFOE and PRC Counsel. The Seller and Target shall not object to changes reasonably requested by PRC Counsel to improve enforceability, registration, accounting consolidation, control, economic benefit transfer, regulatory compliance or consistency with the Company’s existing VIE structure.

7.4. Shareholder Approval; Proxy Materials

The Company shall use commercially reasonable efforts to prepare shareholder materials and convene the Company General Meeting to seek approval of the matters set forth in Schedule 4.3(c), as such matters may be modified by the Company, provided that the Transactions and the related matters necessary or appropriate to enable the Transactions to be consummated under the Company’s memorandum and articles of association shall have been approved by the required shareholders. The Seller and Target shall promptly provide information required for such shareholder materials and shall review and verify all information relating to the Seller, the Target, the Target business and the Share Recipients, as applicable.

7.5. Nasdaq Notification

The Company shall use commercially reasonable efforts to submit the Nasdaq Listing of Additional Shares notification for the Consideration Shares no later than fifteen (15) calendar days prior to the Closing or issuance, unless Nasdaq permits a shorter period. The Seller and Target shall provide any information reasonably requested by the Company in connection with Nasdaq’s review.

7.6. Regulatory Cooperation

The Parties shall cooperate in obtaining any approvals, registrations, filings, notices, certificates, legal opinions or confirmations required or advisable in connection with the Transaction Documents, including PRC market supervision filings for the equity pledge, filings relating to amendments to the memorandum and articles of association of the Company, SEC filings and transfer agent processing.

7.7. No Solicitation

From the date hereof until termination, neither the Seller nor the Target shall solicit, initiate, encourage, negotiate, accept or enter into any proposal, arrangement or transaction involving the sale, transfer, pledge, option, contractual control, financing, merger, consolidation, business combination or other disposition of any Target Equity, material Target assets or material rights in the Target, other than the transactions contemplated hereby.

7.8. Notice of Developments

Each Party shall promptly notify the other Parties of any event, development, claim, investigation, notice, breach or circumstance that would reasonably be expected to cause any representation or warranty to be untrue, prevent any condition from being satisfied, materially delay the Closing, or impair the validity or enforceability of any VIE Agreement.

ARTICLE VIII. ADDITIONAL COVENANTS AND POST-CLOSING MATTERS

8.1 Pledge Registration

From and after Closing, the Seller, the Target and WFOE shall cooperate to complete, or cause to be submitted for registration, the equity pledge created pursuant to the Equity Pledge Agreement with the applicable PRC market supervision authority as soon as practicable after Closing and in any event within the time period specified in the Equity Pledge Agreement and required under applicable Law, unless delayed by the applicable authority or waived by WFOE. Each of the Seller and the Target shall execute and deliver all applications, forms, resolutions, certificates and other documents, and take all other actions, reasonably requested by WFOE or PRC Counsel in connection with such registration or perfection.

8.2 Accounting Cooperation

The Seller and Target shall provide all information, access, confirmations and supporting documents reasonably requested by the Company’s auditors to evaluate consolidation, purchase accounting, significance tests, financial statement requirements, internal control integration and related accounting matters.

8.3 Further Assurances

Each Party shall execute and deliver such further instruments and take such further actions as reasonably requested by any other Party to carry out the purposes of this Agreement and the Transaction Documents.

ARTICLE IX. REGISTRATION RIGHTS

9.1 Resale Registration

Subject to this Article IX, the Company shall use commercially reasonable efforts to prepare and file with the SEC a Registration Statement covering the resale of the Registrable Shares by the Seller and the Share Recipients within 60 days after the Closing Date, using Form F-3 if available to the Company or, if Form F-3 is not then available, such other registration form as is available to the Company, provided that the Seller and the Share Recipients have provided all selling shareholder information reasonably requested by the Company.

9.2 Effectiveness

The Company shall use commercially reasonable efforts to cause the Registration Statement to be declared effective or become effective as promptly as practicable after filing and to maintain effectiveness for the period ending on the earlier of (a) the date all Registrable Shares covered by the Registration Statement have been sold, (b) the date all Registrable Shares may be sold without volume or manner-of-sale restriction under Rule 144, and (c) two years after effectiveness.

9.3 Selling Shareholder Information

The Company’s registration obligations are conditioned on timely receipt of complete and accurate questionnaires, tax forms, beneficial ownership information, plan of distribution information and other information reasonably requested from the Seller and Share Recipients. The Company may exclude any Share Recipient who fails to provide such information.

9.4 Suspensions

The Company may suspend use of any prospectus for a reasonable period if the Board determines in good faith that continued use would require disclosure of material nonpublic information or would materially interfere with a financing, acquisition, corporate transaction or other material development. The Company shall notify selling shareholders of any suspension, and selling shareholders shall not sell Registrable Shares under the Registration Statement during such suspension.

9.5 Expenses

The Company shall bear registration, filing, printing, transfer agent and legal expenses of the Registration Statement, excluding underwriting discounts, selling commissions, stock transfer taxes and legal fees of selling shareholders.

9.6 Indemnification

The Company shall indemnify selling shareholders against liabilities arising from material misstatements or omissions in the Registration Statement, except to the extent based on information supplied by such selling shareholder. Each selling shareholder shall indemnify the Company against liabilities arising from written information furnished by such selling shareholder for inclusion in the Registration Statement, limited to the net proceeds received by such selling shareholder from the sale of Registrable Shares.

ARTICLE X. CONDITIONS TO CLOSING

10.1. Conditions to Obligations of All Parties

(a)     No Governmental Authority shall have issued any order, injunction or Law prohibiting, restraining or materially impairing the consummation of the Transactions, and no unresolved PRC legal issue identified by PRC Counsel shall prevent the execution, delivery or effectiveness of the VIE Agreements or the consummation of the Closing.

(b)    The Company shareholders shall have approved the matters set forth in Schedule 4.3(c), as such matters may be modified by the Company, provided that the Transactions and the related matters necessary or appropriate to enable the Transactions to be consummated under the Company’s memorandum and articles of association shall have been approved by the required shareholders. Such approvals shall not have been rescinded, revoked or otherwise modified in a manner that would reasonably be expected to prevent or materially impair the Closing.

(c)     The Nasdaq Listing of Additional Shares notification shall have been submitted, and Nasdaq shall not have objected to the issuance in a manner that prevents the Closing.

(d)    The VIE Agreements, substantially in the forms attached hereto as Exhibit A-1 through A-5 and with such changes as may be approved by the Company, WFOE and PRC Counsel, shall have been executed and delivered by all applicable parties.

(e)     All other Transaction Documents required to be executed at Closing shall have been executed and delivered by the applicable parties.

(f)     The Company shall have received all information required for transfer agent processing of the Consideration Shares.

10.2. Conditions to Obligations of the Company and WFOE

(a)     The representations and warranties of the Seller and Target shall be true and correct in all material respects as of the Closing Date.

(b)    The Seller and Target shall have performed all covenants and obligations required to be performed by them at or before Closing in all material respects.

(c)     There shall have been no Material Adverse Effect with respect to the Target.

(d)    The Seller shall own 100% of the Target Equity free and clear of Encumbrances other than those created by the Transaction Documents.

(e)     The Seller and Target shall have delivered all Closing deliverables required by Section 4.2.

(f)     The Company shall be satisfied with its legal, financial, tax, business, regulatory and accounting diligence review of the Target.

(g)    The Company shall have received from the Seller and each Share Recipient any updates or confirmations to such Person’s previously delivered Investor Questionnaire, together with all tax forms, identification documents, transfer agent documents and other information required by the Company, its transfer agent, Nasdaq, applicable Law or the Company’s policies, in each case in form and substance reasonably satisfactory to the Company.

10.3. Conditions to Obligations of Seller and Target

(a)     The representations and warranties of the Company and WFOE shall be true and correct in all material respects as of the Closing Date.

(b)    The Company and WFOE shall have performed all covenants and obligations required to be performed by them at or before Closing in all material respects.

(c)     The Company shall have delivered all Closing deliverables required by Section 4.3.

(d)    The Company’s transfer agent shall be prepared to issue the Consideration Shares following receipt of final closing instructions and required documentation.

ARTICLE XI. TERMINATION

11.1 Termination Rights

This Agreement may be terminated before Closing: (a) by mutual written consent of the Company and the Seller; (b) by the Company if the Seller or Target materially breaches this Agreement and fails to cure such breach within ten (10) Business Days after written notice thereof; (c) by the Seller if the Company or WFOE materially breaches this Agreement and fails to cure such breach within ten (10) Business Days after written notice thereof; (d) by the Company if its diligence review reveals facts that would reasonably be expected to have a Material Adverse Effect or prevent WFOE from obtaining contractual control over, and substantially all economic benefits of, the Target pursuant to the VIE Agreements; or (e) by any Party if a Governmental Authority has issued a final, non-appealable order or other final action prohibiting the Transactions; provided that, if any Governmental Authority raises, identifies or imposes any regulatory issue, concern, comment, condition, requirement or objection relating to the Transactions before any such final prohibition, the Parties shall cooperate in good faith to modify the structure, terms or implementation steps of the Transactions to address such regulatory issue, concern, comment, condition, requirement or objection, so long as such modification would not materially and adversely affect the economic benefits, contractual control, consideration, rights or obligations contemplated by this Agreement and the VIE Agreements.

11.2 Effect of Termination

Upon termination of this Agreement in accordance with Section 11.1 (Termination Rights), this Agreement shall become void and have no further effect, except that Section 11.2 (Effect of Termination), Section 11.3 (Return of Information), Article XIV (Confidentiality; Public Announcements), Article XV (Miscellaneous) and any other provision that by its nature is intended to survive termination shall survive. Termination shall not relieve any Party from liability for fraud, willful misconduct, intentional breach or any breach of this Agreement occurring before termination.

11.3 Return of Information

Upon termination, each receiving Party shall return or destroy confidential information of the disclosing Party upon request, subject to customary legal and compliance retention requirements.

ARTICLE XII. INDEMNIFICATION

12.1 Indemnification by Seller

From and after Closing, the Seller shall indemnify and hold harmless the Company, WFOE and their Affiliates, directors, officers, employees and representatives from and against losses arising out of: (a) any breach of any representation or warranty of the Seller or Target; (b) any breach of covenant by the Seller or Target; (c) any pre-Closing liability of the Target not disclosed to the Company; (d) any claim relating to ownership of the Target Equity; (e) any failure to perfect or maintain the VIE Agreements due to acts or omissions of the Seller or Target; (f) any Tax liability of the Target for any pre-Closing period; and (g) fraud, willful misconduct or intentional misrepresentation.

12.2 Indemnification by Company

From and after Closing, the Company shall indemnify and hold harmless the Seller from and against losses arising out of: (a) any breach of any representation or warranty of the Company or WFOE; (b) any breach of covenant by the Company or WFOE; and (c) fraud, willful misconduct or intentional misrepresentation by the Company or WFOE.

12.3 Claims Procedures

An indemnified party shall promptly notify the indemnifying party of any claim, provided that failure to give prompt notice shall not relieve the indemnifying party except to the extent materially prejudiced. The indemnifying party may assume the defense of third-party claims with counsel reasonably satisfactory to the indemnified party, subject to customary conflict, settlement and cooperation limitations.

12.4 Remedies

The rights and remedies of the Company, WFOE and their respective Affiliates under this Agreement and the other Transaction Documents shall be cumulative and not exclusive of any rights or remedies available at law, in equity, under the VIE Agreements or under any other Transaction Document. Nothing in this Agreement shall limit the right of the Company, WFOE or any of their respective Affiliates to seek specific performance, injunctive relief or other equitable remedies, or to pursue any claim based on fraud, willful misconduct, intentional misrepresentation, intentional breach or any breach of the VIE Agreements or other Transaction Documents. No exercise of any right or remedy shall preclude the exercise of any other right or remedy.

ARTICLE XIII. TAX MATTERS

13.1 Tax Responsibility

The Seller shall be responsible for all Taxes imposed on the Seller arising from the receipt of Consideration Shares or the execution and performance of the VIE Agreements. The Target shall be responsible for all Taxes of the Target attributable to periods ending on or before the Closing Date, except to the extent such Taxes are reflected in final closing accounts approved by the Company.

13.2 Cooperation

The Parties shall cooperate in good faith with respect to Tax filings, withholding, reporting, valuations, transfer pricing, government inquiries and documentation relating to the transactions contemplated by this Agreement.

13.3 No Tax Advice

Each Party acknowledges that it has had the opportunity to consult its own tax advisers regarding the tax consequences of this Agreement and the transactions contemplated hereby. No Party is relying on any other Party for tax advice.

ARTICLE XIV. CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS

14.1 Confidentiality

Each Party shall keep confidential nonpublic information received from any other Party in connection with this Agreement and shall use such information only for purposes of evaluating, negotiating and consummating the transactions contemplated hereby, except to the extent disclosure is required by Law, stock exchange rule, court order, regulatory request or to advisers and representatives bound by confidentiality obligations.

14.2 Public Announcements

The Company shall control the timing and content of all public announcements, SEC filings, Nasdaq communications and shareholder materials relating to this Agreement and the transactions contemplated hereby, after consultation with the Seller to the extent such materials include information regarding the Seller or Target. No other Party shall make any public announcement without the prior written consent of the Company, except as required by Law.

14.3 Securities Law Restrictions

The Seller and Share Recipients acknowledge that they may receive material nonpublic information regarding the Company and agree not to trade in Company securities while in possession of material nonpublic information or in violation of securities Laws.

ARTICLE XV. MISCELLANEOUS

15.1 Governing Law

This Agreement and any dispute arising out of or relating to this Agreement shall be governed by the laws of the State of New York, without regard to conflict of law principles, except that matters relating to the internal affairs of the Company shall be governed by Cayman Islands law and matters relating to the VIE Agreements, PRC registrations, the Target and the Target Equity shall be governed by PRC law as provided in the applicable VIE Agreements.

15.2 Dispute Resolution

Any dispute arising out of or relating to this Agreement shall be submitted to confidential arbitration administered by the Hong Kong International Arbitration Centre under the HKIAC Administered Arbitration Rules then in effect. The seat of arbitration shall be Hong Kong, the language of arbitration shall be English, and the tribunal shall consist of three arbitrators. The Parties may seek interim or conservatory relief from any court of competent jurisdiction.

15.3 Notices

All notices under this Agreement shall be in writing and delivered by personal delivery, reputable courier or email to the addresses set forth on the signature pages or such other address as a Party may designate by notice.

15.4 Assignment

No Party may assign this Agreement without the prior written consent of the Company and the Seller, except that the Company or WFOE may assign rights to an Affiliate or successor in connection with a reorganization or similar transaction, provided that no assignment relieves the assigning Party of its obligations unless expressly agreed.

15.5 Entire Agreement

This Agreement, the Schedules, Exhibits and other Transaction Documents constitute the entire agreement among the Parties regarding the subject matter hereof and supersede all prior term sheets, discussions, understandings and agreements relating to such subject matter, except for confidentiality obligations that by their terms survive.

15.6 Amendments; Waivers

This Agreement may be amended only by a written instrument signed by the Company, WFOE, the Seller and the Target. Any waiver must be in writing and signed by the Party against whom the waiver is asserted.

15.7 Severability

If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall remain in full force and effect, and the Parties shall negotiate in good faith a valid and enforceable replacement provision that most closely reflects the original intent.

15.8 Counterparts; Electronic Signatures

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together constitute one instrument. Electronic signatures and PDF signatures shall be valid and binding to the fullest extent permitted by applicable Law.

15.9 Specific Performance

The Parties acknowledge that monetary damages may be inadequate for breach of this Agreement and that each Party shall be entitled to specific performance, injunction and other equitable relief to enforce this Agreement, without proof of actual damages or posting of bond, in addition to any other remedies available.

15.10 No Third-Party Beneficiaries

Except for indemnified parties under Article XII and selling shareholders entitled to registration rights under Article IX, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and does not confer any rights on any other Person.

15.11 Drafting

The Parties have participated jointly in the negotiation and drafting of this Agreement. No rule of construction against the drafter shall apply.

15.12 Survival

The representations and warranties contained in this Agreement shall survive the Closing for a period of eighteen (18) months after the Closing Date; provided that the representations and warranties set forth in Section 5.1 (Organization; Good Standing), Section 5.2 (Authority; Binding Effect), Section 5.3 (Ownership of Target Equity), Section 5.4 (No Encumbrances), Section 5.5 (No Conflicts), Section 5.6 (Consents and Approvals), Section 5.17 (Taxes), Section 5.21 (Investment Representations), Section 5.22 (Information Supplied), Section 5.23 (Non-Affiliation), Section 6.1 (Organization; Standing), Section 6.2 (Authority; Binding Effect), Section 6.3 (Capitalization), Section 6.6 (No Conflicts), Section 6.7 (Consents) and any claim based on fraud, willful misconduct or intentional misrepresentation shall survive until the expiration of the applicable statute of limitations. The covenants and agreements contained in this Agreement that by their terms are to be performed after the Closing shall survive the Closing in accordance with their terms.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Party	Signature Block
JIN MEDICAL INTERNATIONAL LTD.	By: _______________________________________ Name: Title: Address: Email:
ERHUA MEDICAL TECHNOLOGY (CHANGZHOU) CO., LTD. 尔华医疗科技（常州）有限公司	By: _______________________________________ Name: Title: Company Chop: Address: Email:
BEIJING TONGSHENG TECHNOLOGY CO., LTD. 北京橦笙科技有限公司	By: _______________________________________ Name: Title: Company Chop: Address: Email:
CHANG GIL LEE	Signature: _________________________________ Passport/ID No.: M76823514 Address: Email:

(signature page continues)

SHARE RECIPIENTS

Each undersigned Share Recipient executes this Agreement solely for purposes of, and agrees to be bound only by, the following provisions of this Agreement as applicable to such Share Recipient: Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 5.21, 5.22, 5.23, Article IX, Section 14.3, Sections 15.1, 15.2, 15.3, 15.6, 15.7, 15.8, 15.10, 15.11 and 15.12. No Share Recipient shall have any rights, obligations, consent rights, approval rights or liability under this Agreement except with respect to the provisions expressly identified above or otherwise expressly applicable to such Share Recipient.

Name of Share Recipient: ___________________________

Signature: _______________________________________

By, if entity: _____________________________________

Name: __________________________________________

Title: ___________________________________________

Address: ________________________________________

Email: __________________________________________

EXHIBIT A1 – A5
VIE AGREEMENTS

Exhibit A-1

Exclusive Purchase Option Agreement

This Exclusive Purchase Option Agreement (this “Agreement”) is entered into as of June 29, 2026 by and among:

Party A: Erhua Medical Technology (Changzhou) Co., Ltd., a limited liability company duly organized and existing under the laws of the People’s Republic of China (“China”), with its registered address at No. 33 Xiangyun Road, Jiangsu Wujin Economic Development Zone, and unified social credit code 91320412MA22J9TA7M;

Party B: Chang Gil LEE, passport/identity document number M76823514;

Party C: Beijing Tongsheng Technology Co., Ltd., a limited liability company duly organized and existing under the laws of China, with its registered address at No. 1078, Building 1, No. A1 Pingfang, Hujialou Beili, Chaoyang District, Beijing (cluster registration), and unified social credit code 91110105MABR6BN869.

Party A, Party B and Party C are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

Whereas

As of the date hereof, Party C has a registered capital of RMB1,000,000, and Party B holds 100% of the equity interests in Party C.

The Parties, through friendly consultation, hereby agree as follows:

1. Purchase and Sale of Equity Interests and Assets

1.1 Grant of Rights

Party B hereby irrevocably grants to Party A an irrevocable and exclusive right (the “Equity Purchase Option”) to purchase, or to designate one or more persons to purchase, all or part of the equity interests held by Party B in Party C, at any time and from time to time, to the extent permitted by PRC laws and regulations, in such manner and at such time as Party A may determine in its sole discretion, for the purchase price set forth in this Agreement. No person other than Party A and its designee(s) shall have any right to purchase or otherwise acquire any equity interest held by Party B in Party C. Party C hereby consents to the grant of the Equity Purchase Option by Party B to Party A.

Party C hereby irrevocably grants to Party A an irrevocable and exclusive right (the “Asset Purchase Option”) to purchase, or to designate one or more persons to purchase, all or part of the assets of Party C, at any time and from time to time, to the extent permitted by PRC laws and regulations, in such manner and at such time as Party A may determine in its sole discretion, for the purchase price set forth in this Agreement. Party B consents to Party C granting such Asset Purchase Option to Party A.

1.2 Exercise of Options

Subject to the terms and conditions of this Agreement and to the extent permitted by PRC laws and regulations, Party A shall have absolute discretion to determine the timing, manner and number of times for exercising the Equity Purchase Option and/or the Asset Purchase Option.

When Party A exercises the Equity Purchase Option, Party A shall issue to Party B a written notice (the “Equity Purchase Notice”) specifying Party A’s decision to exercise the option, the equity interests to be purchased, and the proposed purchase/transfer date.

When Party A exercises the Asset Purchase Option, Party A shall issue to Party C a written notice (the “Asset Purchase Notice”) specifying Party A’s decision to exercise the option, the assets to be purchased, and the proposed delivery/transfer date.

Party A may acquire the purchased equity interests or purchased assets by itself or through one or more designees.

1.3 Purchase Price

Unless an appraisal is required by PRC law at the time of exercise, the purchase price for the purchased equity interests shall be RMB1.00. If the minimum price permitted by PRC law is higher than RMB1.00, the purchase price shall be the lowest price permitted by PRC law. To the extent Party B receives any consideration, distribution, dividend or other economic benefit in excess of RMB1.00 in connection with such equity interests, Party B shall, to the extent permitted by PRC law, pay or cause such excess amount to be paid to Party A or its designee within ten (10) business days after receipt.

Unless PRC law requires otherwise, the purchase price for the purchased assets shall be RMB1.00. If the minimum price permitted by PRC law is higher than RMB1.00, the purchase price shall be the lowest price permitted by PRC law. To the extent Party C receives any consideration in excess of RMB1.00 in connection with such assets, Party C shall, to the extent permitted by PRC law, pay such excess amount to Party A or its designee within ten (10) business days after receipt.

1.4 Transfer Procedures

Upon each exercise of the Equity Purchase Option or the Asset Purchase Option, Party C shall, and Party B shall cause Party C to, timely adopt all shareholder resolutions, executive director decisions and other corporate approvals required for the transfer of the purchased equity interests or purchased assets to Party A and/or its designee.

Party B and Party C shall execute, and shall cause all relevant parties to execute, equity transfer agreements, asset transfer agreements and all other documents necessary or desirable to transfer valid title to the purchased equity interests or purchased assets to Party A and/or its designee, free and clear of any security interest other than any security interest created under the relevant VIE agreements.

2. Covenants

During the term of this Agreement, Party B and Party C covenant that, without Party A’s prior written consent, they shall not amend Party C’s articles of association, increase or decrease Party C’s registered capital, change Party C’s capital structure, sell or otherwise dispose of any equity interests, assets, business or revenue of Party C, create any encumbrance, incur or guarantee indebtedness outside the ordinary course of business, liquidate or dissolve Party C, or enter into any merger, acquisition or material transaction outside the ordinary course of business.

Party B and Party C shall maintain Party C’s existence, operate Party C in the ordinary course and in accordance with sound business practices, preserve Party C’s assets, licenses and goodwill, provide Party A with operational and financial information upon request, purchase insurance as requested by Party A, and promptly notify Party A of any litigation, arbitration, administrative proceeding or other matter that may adversely affect Party C, its equity interests, assets, business or revenue.

Upon Party A’s request, Party C shall immediately and unconditionally transfer the purchased assets to Party A and/or its designee, and Party B shall immediately and unconditionally transfer the equity interests in Party C to Party A and/or its designee and waive any preemptive right or other similar right.

Party B and Party C shall take all actions necessary to give effect to any instruction of Party A regarding the management, operation, governance or corporate approvals of Party C and the transfer of equity interests and/or assets contemplated by this Agreement.

3. Representations and Warranties

Party B and Party C jointly and severally represent and warrant to Party A that they have full legal capacity and authority to execute, deliver and perform this Agreement and any transfer agreement; this Agreement constitutes their legal, valid and binding obligation; and the execution and performance of this Agreement will not violate any applicable PRC law, organizational document, contract, license, approval or permit.

Party B has good and marketable title to the equity interests in Party C, free and clear of any security interest other than the security interest created under the Equity Pledge Agreement. Party C has good and marketable title to its assets, free and clear of any security interest, and has no outstanding debt other than debt incurred in the ordinary course of business or disclosed to and approved by Party A in writing.

There is no pending or threatened litigation, arbitration or administrative proceeding relating to Party C, its equity interests, assets or business. Except for the release or re-registration of equity pledge registrations where required, no third-party consent, governmental approval, registration or filing is required for the execution and performance of this Agreement or the grant or exercise of the options hereunder, except as required by applicable PRC law.

4. Effectiveness and Termination

This Agreement shall become effective upon execution by the Parties and shall remain in effect until all equity interests directly or indirectly held by Party B in Party C have been lawfully transferred to Party A and/or its designee and all assets of Party C have been transferred to Party A and/or its designee in accordance with this Agreement.

This Agreement constitutes the entire agreement among the Parties with respect to the exclusive purchase option and related matters and supersedes all prior negotiations, understandings, memoranda, letters of intent and agreements relating thereto.

Party A may terminate this Agreement at any time by written notice to Party B and Party C without consent from Party B or Party C and without liability. Party B and Party C shall have no right to terminate or rescind this Agreement unless otherwise required by law.

5. Governing Law and Dispute Resolution

The execution, effectiveness, interpretation, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by PRC law.

Any dispute arising from or in connection with this Agreement shall first be resolved through friendly consultation. If the Parties fail to resolve the dispute within thirty (30) days after any Party requests consultation, any Party may submit the dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective arbitration rules. The place of arbitration shall be Changzhou. The arbitration language shall be Chinese. The arbitral award shall be final and binding on all Parties.

6. Taxes, Notices, Confidentiality and Miscellaneous

Each Party shall bear all transfer, registration, tax, expense and fee obligations imposed on it under PRC law in connection with the preparation, execution and performance of this Agreement and any transfer agreement.

All notices and other communications under this Agreement shall be delivered by hand, registered mail, commercial courier service or email to the addresses designated by the Parties. A Party may change its notice address by giving written notice to the other Parties.

The Parties shall keep confidential all oral or written information exchanged in connection with this Agreement, except where disclosure is required by law or stock exchange rules, made to professional advisers subject to similar confidentiality obligations, or relates to information lawfully obtained from another source or already public through no fault of the receiving Party. This confidentiality obligation shall survive termination of this Agreement.

Each Party shall promptly execute such documents and take such further actions as may be reasonably necessary or desirable to carry out the provisions and purposes of this Agreement.

If any Party breaches this Agreement and fails to cure such breach within a reasonable period or within ten (10) days after written notice from a non-breaching Party, the non-breaching Party may require specific performance, damages, termination where permitted, and/or other remedies available under this Agreement and applicable law.

Any amendment or supplement to this Agreement shall be made in writing and signed by all Parties. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity and enforceability of the remaining provisions shall not be affected, and the Parties shall replace such provision with a valid provision that most closely reflects the original economic intent.

This Agreement is written in English and may be executed in three counterparts, each of which shall have equal legal effect.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Exclusive Purchase Option Agreement as of the date first written above.

Party A: Erhua Medical Technology (Changzhou) Co., Ltd. (Company Chop)

By: ______________________________

Name:

Title: Legal Representative

Party B: Chang Gil LEE

Signature: ______________________________

Party C: Beijing Tongsheng Technology Co., Ltd. (Company Chop)

By: ______________________________

Name:

Title: Legal Representative

Exhibit A-2

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (this “Agreement”) is entered into as of June 29, 2026 by and between:

Party A: Erhua Medical Technology (Changzhou) Co., Ltd., a limited liability company duly organized and existing under the laws of China, with its registered address at No. 33 Xiangyun Road, Jiangsu Wujin Economic Development Zone, and unified social credit code 91320412MA22J9TA7M;

Party B: Beijing Tongsheng Technology Co., Ltd., a limited liability company duly organized and existing under the laws of China, with its registered address at No. 1078, Building 1, No. A1 Pingfang, Hujialou Beili, Chaoyang District, Beijing (cluster registration), and unified social credit code 91110105MABR6BN869.

Party A and Party B are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

1. Services

Party A agrees to provide Party B, directly or through its designee, with exclusive technical support, business support, consulting and other services within the scope of Party B’s business during the term of this Agreement, and Party B agrees to accept such exclusive services from Party A or its designee.

The services include, without limitation, business operation support, technology services, consulting services, business development and strategic consulting, marketing consultation and promotion services, market research and analysis, client and supplier relationship management, personnel and training support, software, system and database development and maintenance, intellectual property licensing, equipment or facility leasing, and other services requested by Party B and approved by Party A.

Party B hereby appoints Party A as its exclusive service provider with respect to the matters contemplated by this Agreement. Without Party A’s prior written consent, Party B shall not accept the same or similar services from any third party or cooperate with any third party with respect to such services.

Party A may designate any other party to provide all or part of the services under this Agreement. Nothing in this Agreement restricts Party A from providing services to third parties.

2. Service Fees

Party B shall pay service fees to Party A for all business support, technical services and consulting services provided by Party A. The aggregate annual service fees payable by Party B shall equal all net income (net profit) generated by Party B for the relevant fiscal year, unless otherwise determined by Party A.

Party A shall issue invoices to Party B on a quarterly basis based on the scope, workload and commercial value of the services provided and the pricing agreed by the Parties. Party B shall pay the relevant consulting and service fees to Party A or its designee by the due date and in the amount specified in the invoice.

Party A may adjust the service fee standards at any time based on the quantity and content of the services provided. Such adjustment shall become effective upon written notice to Party B.

Within thirty (30) business days after the end of each fiscal year, Party B shall provide Party A with financial statements and all operating records, business contracts and financial information necessary for the preparation or review of such financial statements. Party A may appoint a reputable independent accounting firm to audit such information, and Party B shall provide full cooperation.

3. Intellectual Property and Confidentiality

The Parties may enter into intellectual property license agreements, technical service agreements, consulting service agreements, equipment leases or facility leases as necessary for the performance of this Agreement.

All oral or written information exchanged between the Parties in connection with this Agreement shall be confidential. Neither Party shall disclose such information to any third party without the prior written consent of the other Party, except where the information becomes public other than through breach, is required to be disclosed by law or stock exchange rules, is disclosed to professional advisers subject to similar confidentiality obligations, or is lawfully obtained from another source.

The confidentiality obligations under this Agreement shall survive any amendment, rescission or termination of this Agreement.

4. Representations and Warranties

Each Party represents and warrants that it is duly organized, validly existing and in good standing under PRC law, has full power and authority to execute and perform this Agreement, has obtained all necessary corporate approvals and third-party or governmental consents, and that this Agreement constitutes its legal, valid and binding obligation enforceable in accordance with its terms.

Party B represents that it has been approved by the relevant PRC authorities to conduct its current business scope and shall maintain all licenses, approvals and permits necessary for its operations.

5. Effectiveness and Term

This Agreement shall become effective on the date first written above. Unless terminated early pursuant to this Agreement or another written agreement between the Parties, this Agreement shall remain in effect indefinitely. Party B shall have no right to terminate or rescind this Agreement under any circumstances, except as required by law.

If the operating term of either Party expires during the term of this Agreement, such Party shall timely extend its operating term to ensure the continued validity and performance of this Agreement.

Party A may terminate this Agreement at any time by giving thirty (30) days’ prior written notice to Party B. Party B may not terminate this Agreement prior to expiration unless Party A commits gross negligence or fraud.

The rights and obligations of the Parties under confidentiality, indemnification and dispute resolution provisions shall survive termination of this Agreement.

6. Governing Law and Dispute Resolution

The execution, effectiveness, interpretation, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by PRC law.

Any dispute arising from or in connection with this Agreement shall first be resolved through good-faith consultation. If the Parties fail to resolve the dispute within thirty (30) days after any Party requests consultation, either Party may submit the dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective arbitration rules. The place of arbitration shall be Changzhou. The arbitration language shall be Chinese. The arbitral award shall be final and binding on both Parties.

7. Notices, Assignment, Severability and Amendments

All notices under this Agreement shall be delivered by hand, registered mail, commercial courier service or email to the addresses designated by the Parties and shall be deemed effectively delivered upon delivery, refusal of delivery, or sending by email, as applicable.

Party B may not assign its rights or obligations under this Agreement without Party A’s prior written consent. Party A may assign its rights and obligations under this Agreement to any third party by prior written notice to Party B without Party B’s consent.

If any provision of this Agreement is held invalid, illegal or unenforceable, the validity and enforceability of the remaining provisions shall not be affected. The Parties shall replace such provision with a valid provision that most closely reflects the original economic intent.

Any amendment or supplement to this Agreement shall be in writing and signed by both Parties.

This Agreement is written in English in two counterparts, one for each Party, each of which shall have equal legal effect.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Exclusive Business Cooperation Agreement as of the date first written above.

Party A: Erhua Medical Technology (Changzhou) Co., Ltd. (Company Chop)

By: ______________________________

Name:

Title: Legal Representative

Party B: Beijing Tongsheng Technology Co., Ltd. (Company Chop)

By: ______________________________

Name:

Title: Legal Representative

Exhibit A-3

Equity Pledge Agreement

This Equity Pledge Agreement (this “Agreement”) is entered into as of June 29, 2026 by and among:

Party A: Erhua Medical Technology (Changzhou) Co., Ltd. (the “Pledgee”), a limited liability company duly organized and existing under PRC law, with its registered address at No. 33 Xiangyun Road, Jiangsu Wujin Economic Development Zone, and unified social credit code 91320412MA22J9TA7M;

Party B: Chang Gil LEE (the “Pledgor”), passport/identity document number M76823514;

Party C: Beijing Tongsheng Technology Co., Ltd., a limited liability company duly organized and existing under PRC law, with its registered address at No. 1078, Building 1, No. A1 Pingfang, Hujialou Beili, Chaoyang District, Beijing (cluster registration), and unified social credit code 91110105MABR6BN869.

Whereas

Pledgor holds 100% of the equity interests in Party C. Party C is a domestic company organized under PRC law and has a registered capital of RMB1,000,000.

Pledgee and Party C have entered into an Exclusive Business Cooperation Agreement. Pledgee, Pledgor and Party C have entered into an Exclusive Purchase Option Agreement, and Pledgor has executed a Power of Attorney Agreement in favor of Pledgee. The foregoing agreements, together with this Agreement, are referred to as the “Transaction Agreements” or “Control Agreements”.

To secure the performance by Pledgor and Party C of their obligations under the Control Agreements and to ensure Pledgee’s collection of all amounts due from Party C, including consulting and service fees, Pledgor agrees to pledge all of his equity interests in Party C to Pledgee.

1. Definitions

“Pledged Equity” means 100% of the equity interests currently held by Pledgor in Party C, corresponding to RMB1,000,000 of registered capital, and any additional capital contribution, dividends and other rights or interests arising therefrom.

“Secured Obligations” means all payment and performance obligations of Party C and Pledgor under the Control Agreements and this Agreement, including all consulting and service fees, damages, indemnities, enforcement costs, attorneys’ fees and other amounts payable to Pledgee.

“Event of Default” means any event described in this Agreement that gives Pledgee the right to enforce the pledge.

2. Creation and Scope of Pledge

As security for the Secured Obligations, Pledgor hereby pledges to Pledgee all Pledged Equity, and Party C acknowledges and agrees to such pledge.

Pledgor shall, as soon as practicable and in any event within the period required by Pledgee, record the equity pledge in Party C’s register of shareholders and complete the registration of the equity pledge with the competent market supervision authority. Party C shall provide all necessary assistance.

Any additional equity interests, capital contributions, dividends, distributions or other proceeds received by Pledgor with respect to Party C during the term of this Agreement shall automatically become part of the Pledged Equity or shall be delivered to Pledgee as Pledgee may request.

The pledge hereunder shall remain effective until all Secured Obligations have been fully performed and discharged to Pledgee’s satisfaction.

3. Registration and Custody

Pledgor and Party C shall execute all documents and take all actions necessary or desirable to perfect and maintain the pledge, including registration, amendment registration and cancellation registration with the relevant authorities.

During the term of the pledge, Pledgee may hold the capital contribution certificate, shareholder register, pledge registration certificate and other documents evidencing the Pledged Equity.

4. Representations and Warranties

Pledgor and Party C represent and warrant that Pledgor legally owns the Pledged Equity, free and clear of any lien, pledge, encumbrance or third-party right other than the pledge created under this Agreement; Pledgor has full power and authority to create the pledge; and the execution and performance of this Agreement will not violate any PRC law, organizational document, contract, approval or permit.

Party C is duly organized and validly existing under PRC law and has obtained all approvals, licenses and permits necessary for its current business operations.

5. Covenants

Without Pledgee’s prior written consent, Pledgor shall not transfer, assign, sell, donate, re-pledge, dispose of or create any encumbrance over the Pledged Equity, nor take any action that may adversely affect Pledgee’s rights under this Agreement.

Pledgor and Party C shall strictly comply with the Control Agreements and this Agreement, perform all obligations thereunder, and refrain from any act or omission that may impair their validity or enforceability.

Pledgor waives any preemptive right or similar right that may arise when Pledgee enforces the pledge. Unless instructed by Pledgee in writing, Pledgor shall not exercise any remaining right with respect to the Pledged Equity.

6. Events of Default

Each of the following shall constitute an Event of Default: Party C fails to pay in full any consulting or service fees or breaches the Exclusive Business Cooperation Agreement; Pledgor or Party C breaches any Control Agreement or this Agreement; any representation or warranty is materially untrue or inaccurate; registration of the pledge is not completed as required; Pledgor transfers or attempts to transfer or abandon the Pledged Equity without Pledgee’s written consent; any governmental approval, permit or authorization necessary for this Agreement is withdrawn, suspended, invalidated or materially modified; any applicable law renders this Agreement illegal or prevents performance; or any other circumstance occurs that prevents or may prevent Pledgee from exercising its pledge rights.

Upon becoming aware of any Event of Default or any event that may lead to an Event of Default, Pledgor shall immediately notify Pledgee in writing.

7. Enforcement of Pledge

Unless the Event of Default has been cured to Pledgee’s satisfaction, Pledgee may issue a default notice to Pledgor requiring immediate payment of all amounts due under the Control Agreements and/or dispose of the pledge in accordance with this Agreement and PRC law.

Upon issuance of a default notice, Pledgee may exercise all rights and remedies available under PRC law, the Control Agreements and this Agreement, including priority repayment from the proceeds of transfer, auction or sale of all or part of the Pledged Equity.

To the extent permitted by law, Pledgee may take possession of and dispose of the Pledged Equity after an Event of Default. Pledgor and Party C shall provide all necessary assistance for Pledgee to enforce the pledge.

8. Assignment, Liability and Release

Pledgor may not assign any of his rights or obligations under this Agreement without Pledgee’s prior written consent. Pledgee may assign or delegate any of its rights and obligations under this Agreement to any person designated by Pledgee upon reasonable notice to Pledgor and Party C.

If Pledgor or Party C materially breaches this Agreement or fails to perform any obligation hereunder, such party shall be liable for breach and shall indemnify Pledgee for all losses, damages, costs and expenses incurred as a result.

After all Secured Obligations have been fully performed and discharged, Pledgee shall, upon Pledgor’s request and as soon as reasonably practicable, release the pledge and cooperate with Pledgor and Party C in completing the cancellation of pledge registration.

9. Fees, Confidentiality, Governing Law and Dispute Resolution

All costs and expenses relating to this Agreement, including attorneys’ fees, production costs, stamp duties and other taxes and fees, shall be borne by Party C. If applicable law requires Pledgee to bear any such tax or fee, Pledgor shall cause Party C to fully reimburse Pledgee.

The Parties shall keep confidential all oral or written information exchanged in connection with this Agreement, subject to customary exceptions for legal requirements, stock exchange rules, professional advisers, public information and information lawfully obtained from other sources. This obligation shall survive termination of this Agreement.

The execution, effectiveness, interpretation and performance of this Agreement and the resolution of disputes hereunder shall be governed by PRC law.

Any dispute arising from or in connection with this Agreement shall first be resolved through friendly consultation. If the Parties fail to resolve the dispute within thirty (30) days after any Party requests consultation, any Party may submit the dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective arbitration rules. The place of arbitration shall be Changzhou. The arbitration language shall be Chinese. The arbitral award shall be final and binding on all Parties.

10. Miscellaneous

All notices shall be delivered by hand, registered mail, commercial courier service or email to the addresses designated by the Parties. A Party may change its notice address by written notice to the other Parties.

If any provision of this Agreement is held invalid, illegal or unenforceable, the validity and enforceability of the remaining provisions shall not be affected.

The attachments hereto form an integral part of this Agreement. Any amendment or supplement shall be in writing and shall become effective upon signature by the Parties and completion of governmental registration procedures, if applicable.

This Agreement is written in English in four counterparts, one for each Party and one for submission to the registration authority, each of which shall have equal legal effect.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Equity Pledge Agreement as of the date first written above.

Party A / Pledgee: Erhua Medical Technology (Changzhou) Co., Ltd. (Company Chop)

By: ______________________________

Name:

Title: Legal Representative

Party B / Pledgor: Chang Gil LEE

Signature: ______________________________

Party C: Beijing Tongsheng Technology Co., Ltd. (Company Chop)

By: ______________________________

Name:

Title: Legal Representative

Attachment 1

Shareholder Register of Beijing Tongsheng Technology Co., Ltd.

Date: 2026 ___ ___

Attachment 2

Capital Contribution Certificate

Certificate No.: 1

Company Name: Beijing Tongsheng Technology Co., Ltd.

Date of Establishment: June 24, 2022

Registered Capital: RMB1,000,000

Shareholder Name: Chang Gil LEE

Capital Contribution: RMB1,000,000

Contribution Date: paid up by 2026 ___ ___ in the amount of RMB __________

Equity Percentage: 100.00%

Beijing Tongsheng Technology Co., Ltd. (Company Chop)

Legal Representative (Signature): ______________________________

Date of Issuance: 2026 ___ ___

Exhibit A-4

Power of Attorney Agreement

This Power of Attorney Agreement (this “Agreement”) is entered into as of June 29, 2026 by and among:

Party A: Erhua Medical Technology (Changzhou) Co., Ltd., a limited liability company duly organized and existing under PRC law, with its registered address at No. 33 Xiangyun Road, Jiangsu Wujin Economic Development Zone, and unified social credit code 91320412MA22J9TA7M;

Party B: Chang Gil LEE, passport/identity document number M76823514;

Party C: Beijing Tongsheng Technology Co., Ltd., a limited liability company duly organized and existing under PRC law, with its registered address at No. 1078, Building 1, No. A1 Pingfang, Hujialou Beili, Chaoyang District, Beijing (cluster registration), and unified social credit code 91110105MABR6BN869.

Party A, Party B and Party C are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

As of the date hereof, Party C has registered capital of RMB1,000,000, and Party B holds 100% of the equity interests in Party C.

The Parties, through friendly consultation, hereby agree as follows:

Party B hereby irrevocably authorizes Party A to exercise, during the term of this Agreement, all rights with respect to the equity interests held by Party B in Party C.

Party A is hereby appointed as Party B’s sole and exclusive attorney-in-fact and agent to act on behalf of Party B with respect to all matters relating to Party B’s equity interests, including without limitation: attending shareholder meetings or making shareholder decisions of Party C; exercising all shareholder rights and voting rights under PRC law and Party C’s articles of association; selling, transferring, pledging or disposing of all or part of Party B’s equity interests; appointing and removing Party C’s legal representative, directors, executive director, supervisors, chief executive officer and other senior management; signing resolutions and minutes in Party B’s name as shareholder and/or director or executive director; and approving amendments to Party C’s articles of association.

Without Party A’s written consent, Party B shall not increase or decrease capital contribution to Party C, transfer, re-pledge, dispose of, change or otherwise encumber Party B’s equity interests.

If applicable law requires Party B to personally exercise voting rights or sign relevant documents, Party B shall exercise such voting rights or sign such documents strictly in accordance with Party A’s instructions.

Without limiting the generality of the authorization granted hereunder, Party A shall have the power and authority to sign, on behalf of Party B, any transfer contract contemplated by the Exclusive Purchase Option Agreement and to perform Party B’s obligations under the Equity Pledge Agreement and the Exclusive Purchase Option Agreement executed on the same date as this Agreement.

All actions taken by Party A in relation to Party B’s equity interests shall be deemed actions of Party B, and all documents signed by Party A shall be deemed signed by Party B. Party B hereby acknowledges, ratifies and assumes all legal consequences of such actions and documents.

Party A may, in its sole discretion, delegate or assign to any other person or entity any rights relating to the matters described above without prior notice to or consent from Party B.

For so long as Party B remains a shareholder of Party C, this Agreement and the authorization hereunder are coupled with an interest, irrevocable and continuously effective from the date of execution.

During the term of this Agreement, Party B waives all rights with respect to Party B’s equity interests that have been authorized to Party A under this Agreement and shall not exercise such rights by himself.

If at any time the grant or exercise of the authority hereunder cannot be realized for any reason, the Parties shall immediately seek an alternative arrangement that most closely approximates the original intent and, if necessary, enter into supplemental agreements to amend or adjust this Agreement to ensure continued realization of its purposes.

The formation, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by PRC law.

Any dispute arising from or in connection with this Agreement shall first be resolved through friendly consultation. If the Parties fail to resolve the dispute within thirty (30) days after any Party requests consultation, any Party may submit the dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective arbitration rules. The place of arbitration shall be Changzhou. The arbitration language shall be Chinese. The arbitral award shall be final and binding on all Parties.

This Agreement shall become effective upon execution by the Parties and shall remain irrevocable and continuously effective until the expiration of the Equity Pledge Agreement executed by Party A, Party B and Party C on June ___, 2026.

This Agreement is written in English in three counterparts, one for each Party, each of which shall have equal legal effect.

[No text below; signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Power of Attorney Agreement as of the date first written above.

Party A: Erhua Medical Technology (Changzhou) Co., Ltd. (Company Chop)

By: ______________________________

Name:

Title: Legal Representative

Party B: Chang Gil LEE

Signature: ______________________________

Party C: Beijing Tongsheng Technology Co., Ltd. (Company Chop)

By: ______________________________

Name:

Title: Legal Representative

Exhibit A-5

Spousal Consent Letter

I, KOO HYE YOUNG (passport/identity document number: M78224115), am the lawful spouse of Chang Gil LEE. I hereby unconditionally and irrevocably consent to Chang Gil LEE’s execution of the following documents (collectively, the “Transaction Documents”) and to the disposition of the equity interests in Beijing Tongsheng Technology Co., Ltd. (the “Domestic Company”) held and registered in the name of Chang Gil LEE in accordance with such documents:

(1)    the Equity Pledge Agreement entered into among Erhua Medical Technology (Changzhou) Co., Ltd. (the “WFOE”), the Domestic Company and all shareholders of the Domestic Company;

(2)    the Exclusive Purchase Option Agreement entered into among the WFOE, the Domestic Company and all shareholders of the Domestic Company; and

(3)    the Power of Attorney Agreement entered into with the WFOE.

I confirm that the equity interests in the Domestic Company held by Chang Gil LEE are the personal property of Chang Gil LEE and do not constitute community or marital property. I do not have any right or interest in the equity interests of the Domestic Company and undertake not to make any claim with respect thereto. I further confirm that no further authorization or consent from me is required for Chang Gil LEE to perform, amend or terminate the Transaction Documents.

I undertake to execute all necessary documents and take all necessary actions to ensure the proper performance of the Transaction Documents, as amended from time to time.

If, for any reason, I obtain any equity interests in the Domestic Company, I agree to be bound by the Transaction Documents, as amended from time to time, and to comply with the obligations of a shareholder of the Domestic Company thereunder. Upon request by the WFOE, I shall execute a series of written documents substantially in the same form and substance as the Transaction Documents, as amended from time to time.

I further confirm, undertake and warrant that under all circumstances, including divorce between me and my spouse, my spouse shall have the right to independently dispose of the equity interests and corresponding assets of the Domestic Company held by him. I will not take any action that may affect or hinder my spouse’s performance of obligations under the Transaction Documents. Under no circumstances shall I have any right to inherit the equity interests in the Domestic Company held by Chang Gil LEE.

The formation, validity, interpretation, performance, amendment and termination of this Spousal Consent Letter and the resolution of disputes hereunder shall be governed by PRC law. Any dispute arising from the interpretation or performance of this Spousal Consent Letter shall first be resolved through friendly consultation. If the dispute remains unresolved within thirty (30) days after one party issues a written request for consultation, any party may submit the dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules. The place of arbitration shall be Changzhou. The arbitration language shall be Chinese. The arbitral award shall be final and binding on all parties.

This Spousal Consent Letter shall become effective upon execution and shall be irrevocable once effective.

[Signature page follows]

IN WITNESS WHEREOF, I have executed this Spousal Consent Letter as of the date first written above.

Signature: ______________________________

Name: KOO HYE YOUNG

SCHEDULE I

SELLER AND SHARE RECIPIENTS

SCHEDULE II

COMPANY SHAREHOLDER MEETING AGENDA

I. By an ordinary resolution, to approve that the Company’s authorized share capital be increased from US$50,000 divided into 45,000,000 class A ordinary shares of a par value of US$0.001 each and 5,000,000 class B ordinary shares of a par value of US$0.001 each to US$15,005,000 divided into 15,000,000,000 class A ordinary shares of a par value of US$0.001 each and 5,000,000 class B ordinary shares of a par value of US$0.001 each by the creation of 14,955,000,000 class A ordinary shares of a par value of US$0.001 each (the “Share Capital Increase”).

II. By a special resolution, subject to approval of the Change of Voting Rights by the holders of Class A Ordinary Shares at the Class A Meeting and the holders of Class B Ordinary Shares at the Class B Meeting, respectively, to increase the voting rights attached to each Class B Ordinary Share from thirty (30) votes to eight hundred (800) votes on all matters subject to vote at general meetings of the Company, with immediate effect (the “Change of Voting Rights”)

III. By a special resolution, subject to (i) approval of the Change of Voting Rights by the holders of Class A Ordinary Shares at the Class A Meeting and by the holders of Class B Ordinary Shares at the Class B Meeting, respectively, and (ii) approval of the Share Capital Increase and the Change of Voting Rights at the EGM, to adopt the Company’s third amended and restated memorandum and articles of association (the “Restated M&A”) in substitution for and to the exclusion of the Company’s second amended and restated memorandum and articles of association adopted by a special resolution passed on 30 January 2026 and effective on 30 January 2026 to reflect the Share Capital Increase, the Change of Voting Rights and other housekeeping amendments, and to authorize any director or proper officers or registered office provider to do all other acts and things as they consider necessary or desirable in connection with the adoption of the Restated M&A, including without limitation, attending to the necessary filing with the Registrar of Companies in the Cayman Islands.

IV.

It is noted that:

a)      the Company intends to repurchase 3,769,057 Class A Ordinary Shares (the “Repurchase Shares”) held by JOLLY HARMONY ENTERPRISES LIMITED (“Jolly Harmony”), a BVI business company wholly owned by WANG Erqi, the Company’s Chief Executive Officer, Chairman of the Board and controlling shareholder, for a purchase price per Repurchase Share equal to the lowest VWAP of the Class A Ordinary Shares during the ninety (90) consecutive trading days ending on the trading day immediately preceding the date of execution of the Acquisition Agreement (the “90-day VWAP”) (the “Repurchase”);

b)      upon the Repurchase, the Repurchase Shares shall be treated as cancelled;

c)      the purchase prices for the Repurchase shall be paid out of the profits of the Company;

d)      each director of the Company has confirmed that he/she was not aware of any subsequent losses by the Company as at the date hereof which would affect the amount of profits available for the Repurchase; and

e)      a payment out of capital by the Company for the Repurchase may be unlawful, even where the provisions of the Existing M&A and the Companies Act (Revised) of the Cayman Islands have been complied with, where the directors are unable to reasonably conclude that a company would have sufficient funds to be able to continue to be able to meet its debts as they fall due in the ordinary course of business.

By an ordinary resolution, to approve that (i) the Repurchase be, and hereby is, approved, (ii) the Repurchase shall be effected on the first business day upon obtaining such shareholder approvals (or such other date as any director or proper officer of the Company may determine), and (iii) any director or proper officer of the Company be, and each of them hereby is, authorized to instruct the registered office provider or transfer agent of the Company to record the Repurchase in the register of members and/or shareholder list of the Company, cancel the relevant share certificate(s) and treat the Repurchase Shares as cancelled.

V.

It is noted that, the Company intends to allot and issue 3,769,057 Class B Ordinary Shares (the “Newly Issued Shares”) to Jolly Harmony at an issue price per Newly Issued Share equal to the 90-day VWAP of the Class A Ordinary Shares.

By an ordinary resolution, subject to the receipt by the Company of payment in full for the subscription price and the satisfaction of applicable legal and regulatory requirements, to approve that (i) the Share Issuance be, and hereby is, approved, (ii) the Newly Issued Shares be allotted and issued to Jolly Harmony, credited as fully paid and that the Share Issuance shall be completed on the first business day following the completion of the Repurchase (or such other date as any director or proper officer of the Company may determine), and (iii) any director or proper officer of the Company, the registered office provider or the transfer agent of the Company be, and each of them hereby is, authorized to take all actions necessary or desirable to effect the Share Issuance, including updating the register of members and/or shareholder list of the Company and issuing share certificate(s) in respect thereof upon request.

VI.

By an ordinary resolution, including for purposes of Nasdaq Listing Rule 5635(d) and, to the extent applicable, Nasdaq Listing Rule 5635(a), to approve that (i) the acquisition by the Company and Erhua Medical Technology (Changzhou) Co., Ltd. (“WFOE”) of contractual control over, and substantially all economic benefits of, Beijing Tongsheng Technology Co., Ltd. (“Tongsheng”) through the VIE Agreements, together with the issuance of 64,186,456 Class A Ordinary Shares as consideration therefor at an issue price of US$1.641 per Consideration Share and the other transactions contemplated by the VIE Control Acquisition and Share Issuance Agreement, dated as of June 29, 2026 (the “Acquisition Agreement”), and the related VIE transaction documents (the “Acquisition”), be and hereby are authorized, approved, confirmed and ratified in all respects; (ii) any director or proper officer of the Company be authorized to negotiate, finalize, execute and deliver the Acquisition Agreement and the VIE transaction documents, with such amendments, modifications or supplements as such director or proper officer may approve, provided that such amendments, modifications or supplements do not materially alter the transactions contemplated thereby, and to take such actions as may be necessary or desirable in connection therewith; (iii) subject to the satisfaction of applicable legal, regulatory, Nasdaq and transaction requirements, the issuance of 64,186,456 Class A Ordinary Shares in connection with the Acquisition be and hereby is approved; and (iv) the 64,186,456 Class A Ordinary Shares be allotted and issued pursuant to the Acquisition Agreement and the VIE transaction documents, and any director or proper officer of the Company, the registered office provider or the transfer agent of the Company be, and each of them hereby is, authorized to take all actions necessary or desirable to effect such issuance of Class A Ordinary Shares in connection with the Acquisition, including updating the register of members and/or shareholder list of the Company and issuing share certificate(s) in respect thereof upon request.

By an ordinary resolution, to approve that (i) the engagement of Goldeenridge Ventures Ltd. as financial advisor to the Company, the form, terms and provisions of the Financial Advisory Engagement Agreement dated June 9, 2026 by and between the Company and Goldeenridge Ventures Ltd. (the “Advisory Agreement”), and the entry into, execution, delivery and performance by the Company of the Advisory Agreement be and hereby are authorized, approved, confirmed and ratified in all respects; (ii) subject to consummation of the Acquisition, the terms and conditions of the Advisory Agreement, receipt by the Company of any required acknowledgments, representation letters or other documents from Goldeenridge Ventures Ltd. and/or any person or entity designated in writing by Goldeenridge Ventures Ltd. pursuant to the Advisory Agreement, and satisfaction of all applicable legal, regulatory, Nasdaq and transfer agent requirements, the issuance and allotment by the Company of Class A Ordinary Shares to Goldeenridge Ventures Ltd. and/or such designee(s), in such number and on such terms as contemplated by the Advisory Agreement, as compensation for services rendered in connection with the Acquisition, be and hereby is specifically approved; and (iii) the Class A Ordinary Shares issuable pursuant to the Advisory Agreement shall be issued in such number and to such recipient(s) as determined in accordance with the Advisory Agreement and any written designation, acknowledgment or representation letter delivered thereunder, and any director or proper officer of the Company, the registered office provider or the transfer agent of the Company be, and each of them hereby is, authorized to take all actions necessary or desirable to effect such issuance and allotment, including updating the register of members and/or shareholder list of the Company, issuing share certificate(s) in respect thereof upon request, and causing any applicable restrictive legends or book-entry notations required under the Securities Act or applicable securities laws to be placed on such shares.

VII. By an ordinary resolution, to approve the adjournment of the EGM to a later date or dates or sine die, if necessary or appropriate, to permit further solicitation and vote of proxies if, at the time of the EGM, there are not sufficient votes for, or otherwise in connection with, the approval of the foregoing proposals.